Exhibit 3.42

Articles of Organization

of

UMBERTO AT THE SOURCE, LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: Umberto at the Source, LLC.

SECOND: The county within this state in which the office of the limited liability company is to be located is: Suffolk

THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o SBARRO NEW HYDE PARK, INC., 763 Larkfield Road, Commack, NY 11725, Attn: Legal Department.

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: SBARRO NEW HYDE PARK, INC., 763 Larkfield Road, Commack, NY 11725, Attn: Legal Department.

FIFTH: The limited liability company is to be managed by (check the appropriate box).

☒	1 or more members

☐	A class or classes of members

☐	1 or more managers

☐	A class or classes of managers

IN WITNESS WHEREOF, this certificate has been subscribed this 2nd day of May 1996, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Nancy G. Shores	Nancy G. Shores, Organizer
(Signature)	(Name and capacity of signer)

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